Exhibit 10.19

Certain portions of the exhibit have been omitted pursuant to Regulation S-K Item 601 because they are both (i) not material to investors and (ii) likely to cause competitive harm to the Company if publicly disclosed, and had been marked with “[***]” to indicate where omissions have been made.

TECHNOLOGY ACCELERATION AGREEMENT

This Technology Acceleration Agreement (including the Statement of Work attached hereto as Exhibit A, and any other exhibits and appendices attached hereto, collectively, the “Agreement”), effective as of 6th June, 2019 (“Effective Date”), is by and between Berkshire Grey, Inc., a Delaware corporation, with its principal place of business located at 10 Maguire Road, Building 4, Suite 190, Lexington, MA 02421 (“Berkshire Grey”) and SoftBank Robotics Corp., with a principal place of business located at 1-9-2 Higashi-shimbashi,Minato-ku,Tokyo JAPAN (“SoftBank”).

BACKGROUND

WHEREAS, Berkshire Grey has developed technology related to automated package sorting and moving equipment, and warehouse automation, and manufactures and sells Systems incorporating such technology to customers worldwide;

WHEREAS, Berkshire Grey has a product and technology development and improvement roadmap for such Systems;

WHEREAS, the Parties (or Affiliates thereof), on or about the Effective Date, are entering into a Master Purchase and License Agreement under which SoftBank is purchasing Systems from Berkshire Grey (the “Customer Agreement”);

WHEREAS, SoftBank desires for Berkshire Grey to accelerate the development of certain improvements to the Systems that are on the roadmap, more specifically set forth in the Statement of Work, related to the manner in which Berkshire Grey’s Systems operate;

WHEREAS, Berkshire Grey is willing to accelerate the development of such improvements in accordance with the Statement of Work, pursuant to the terms and conditions of this Agreement; and

WHEREAS, upon completion of development of such improvements, Berkshire Grey will sell Systems to SoftBank under the Customer Agreement that include such improvements.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the Parties set forth below, Berkshire Grey and SoftBank hereby agree as follows:

AGREEMENT

1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in the Agreement will have the meanings set forth in this Section 1:

1.1 “Affiliate” means any corporation, company, partnership or other legal entity, which at any time directly or indirectly Controls, is Controlled by or is under the common Control with a Party, but only for so long as such Control exists. “Control”, and its correlative forms, means the ownership of more than fifty percent (50%) of the issued share capital of the entity in question.

1.2 “Change in Control” means the (a) consolidation or merger of a Party with or into any Person, (b) sale, transfer or other disposition of all or substantially all of the assets of a Party related to the subject matter of this Agreement or (c) acquisition by any Person, or group of Persons acting in concert, of beneficial ownership of fifty percent (50%) or more of the outstanding voting securities or partnership interests of a Party.

1.3 “Intellectual Property Rights” means all present and future (a) patents, patent applications, and other industrial property rights, (b) copyrights, mask work rights, and other rights associated with works of authorship, (c) trade secret rights, (d) rights in trademarks and trade names and similar rights, (e) sui generis database rights, and (f) other forms of intellectual or industrial property rights and proprietary rights of any kind or nature, in each case under the laws of any jurisdiction in the universe, including rights under and with respect to all applications, registrations, extensions, renewals, continuations, continuations-in-part, combinations, divisions, and reissues of the foregoing.

1.4 “Party” means either Berkshire Grey or SoftBank (and “Parties” means Berkshire Grey and SoftBank).

1.5 “Packing” means preparing or making a Ship Box (hereinafter defined), and closing or sealing a Ship Box and any other subsequent processes for shipping after the items are placed by the System.

1.6 “Person” means any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or entity, and any government or department, agency or political subdivision thereof.

1.7 “SoftBank Group Companies” means (a) Affiliates of SoftBank; (b) entities for which more than ten percent (10%) of such entity’s issued share capital is owned by an Affiliate of SoftBank; and (c) entities for which more than ten percent (10%) of such entity’s issued share capital is owned by a limited partnership (including, but not limited to, SoftBank Vision Fund L.P. and SB Delta Fund (Jersey) L.P.), the general partner of which is an Affiliate of SoftBank.

1.8 “Specifications” means the specifications of the System Improvements set forth in the SOW.

1.9 “Statement of Work” or “SOW” means the statement of work that is attached as Exhibit A hereto.

1.10 “System” means a robotic system and ancillary equipment achieved through the combination of machine vision, real-time motion planning closed-loop control, error detection and recovery, and artificial intelligence grounded in a sensor-fed, novel hardware platform, built for picking items out of cluttered containers and placing them to specific destination containers. “System” includes the picking and placing of such items, but it does not include (a) containers specially designed for the System and such items (“Containers”); or (b) the Packing of such items into a cardboard box for shipping (“Ship Box”).

1.11 “System Improvements” means the modifications and improvements to the System that are described in the SOW or are created by Berkshire Grey in an effort to create improvements thereto that meet the specifications set forth in the SOW. For the avoidance of doubt, System Improvements will include any modification or improvements to the System, whether those modifications or improvements are made under this Agreement or not.

2. DEVELOPMENT.

2.1 Scope of Development. Berkshire Grey shall accelerate and shall use reasonable commercial efforts to complete the development of the System Improvements in accordance with and on the schedule specified in the SOW.

2.2 Subcontractors. Berkshire Grey will have the right to subcontract certain development tasks for which it is responsible to third parties, including its Affiliates, subject to the terms and conditions of this Agreement. Despite any permitted subcontracting, Berkshire Grey will remain liable at all times for all obligations set forth in this Agreement as being obligations of Berkshire Grey. Berkshire Grey will be solely responsible for all payments due to its subcontractors.

2.3 Changes. Each Party recognizes and acknowledges that changes to the Statement of Work during the development phase (a “Change”) may be necessary from time to time. In the event that either Party determines that a Change is desirable or necessary, such Party will notify the other Party of such Change in writing. Within ten (10) days after notice by either Party of request for Change, Berkshire Grey and SoftBank will negotiate promptly and in good faith with respect to such Change, including any necessary changes to the project timelines, and, upon mutual agreement of the Parties, each Project Coordinator will execute a change order to this Agreement reflecting such Change (“Change Order”). Upon the execution of a Change Order, the Parties will perform their obligations under this Agreement in accordance with such Change Order. If the Parties are unable to agree on such Change within such ten (10) day period, (a) the Parties will continue to perform their respective obligations hereunder, unless the Party requesting the Change has a good faith reason for suspending its performance hereunder if such Change is not agreed to; or (b) either Party may terminate this Agreement and applicable SOW immediately upon written notice to the other Party (the “SOW Termination Date”), subject to Section 2.4 below.

2.4 Upon any termination of this Agreement by SoftBank or Berkshire Grey pursuant to Section 2.3, SoftBank shall have no liability for any damages, including loss of anticipated profits (except for work completed or to be completed under the SOW), and as its sole right and remedy Berkshire Grey shall be paid the following: [***] (i) limited to the portion of the cost incurred by Berkshire Grey not expressly identified as covered by any and all the payment made by SoftBank under applicable SOW; and (ii) subject to summaries that reasonably identify the amount of the cost incurred.

3. PROJECT MANAGEMENT. Jay Link from Berkshire Grey, who is currently VP of Global Sales, and [Kentaro Oka] from SoftBank, who is currently [Senior Director, Development Division], will be the initial “Project Coordinators” under this Agreement. The Project Coordinators will coordinate with each other and provide updates as to progress or other developments regarding the subject matter of this Agreement. Either Party may change its Project Coordinator at any time and from time to time by giving the other Party written notice.

4. ACCEPTANCE. When Berkshire Grey believes it has appropriately completed its development of the System Improvements as described in the SOW, Berkshire Grey will provide SoftBank with written notice and the Parties will mutually agree on the test methods and a time and place to review the System Improvements. Berkshire Grey will provide procedures, materials, and technical assistance reasonably necessary and take actions reasonably required to enable SoftBank confirm that the System Improvements substantially comply with the Specifications set forth in the SOW. Upon mutual agreement that the System Improvements substantially comply with the Specifications set forth in the SOW (“Acceptance”), Berkshire Grey will make available under the Customer Agreement Systems that incorporate the System Improvements on financial terms to be negotiated by the Parties.

5. FINANCIAL PROVISIONS.

5.1 Development Fee. In consideration for the development and presentation to SoftBank of the System Improvements and any other work performed by Berkshire Grey in accordance with this Agreement, SoftBank will pay to Berkshire Grey the fees, pursuant to the payment schedule, set forth in the Statement of Work. All payments made by SoftBank to Berkshire Grey under this Agreement will be by wire transfer of immediately available funds to an account designated in writing by Berkshire Grey and are nonrefundable.

5.2 Currency; Taxes. Each payment made by SoftBank under this Agreement will be made in U.S. Dollars in and from the United States. No payment to Berkshire Grey will be made with government funds. All amounts payable under this Agreement shall be paid by SoftBank inclusive of all applicable sales and use taxes, value-added taxes, import duties, custom fees, and any other taxes applicable to such, and Berkshire Grey shall be responsible for the payment of all such taxes, duties, and fees if applicable. Berkshire Grey will indemnify SoftBank for the payment of any such taxes, duties, and fees, together with all liabilities, fines, costs, and expenses incurred by SoftBank, as a result of Berkshire Grey’s breach of its obligations under this Section 5.2. In the event that any applicable tax authority requires SoftBank to withhold taxes on payment to Berkshire Grey of any payments hereunder, SoftBank may make such withholding, submit such taxes to the applicable tax authority, pay Berkshire Grey the remainder less such withholding and provide Berkshire Grey with reasonable evidence of the submission of such taxes to the applicable tax authority. The Parties further agree to reasonably cooperate (including, without limitation, prior to the making of the first payment of any payments hereunder) to provide any relevant documentation or certification that might be necessary to claim a reduced rate or withholding or exemption from withholding under the provisions of any applicable tax treaty.

6. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS.

6.1 System and System Improvements. As between the Parties, (a) Berkshire Grey will retain exclusive right, title, and interest in the System, System Improvements and all Intellectual Property Rights therein; (b) SoftBank will retain the exclusive right, title, and interest in any technology related to Containers and Packing provided to Berkshire Grey, and all Intellectual Property Rights therein.

6.2 SoftBank Feedback. SoftBank may from time to time provide suggestions, comments for enhancements or functionality or other feedback (“Feedback”) to Berkshire Grey with respect to the Systems and Systems Improvements. SoftBank hereby grants Berkshire Grey a royalty-free, fully paid-up, worldwide, transferable, sublicenseable, irrevocable, perpetual license to (a) copy, distribute, transmit, display, perform, and create derivative works of the Feedback in whole or in part; and (b) use the Feedback in whole or in part, including without limitation, the right to develop, manufacture, have manufactured, market, promote, sell, have sold, offer for sale, have offered for sale, import, have imported, rent, provide and/or lease products or services which practice or embody, or are configured for use in practicing, the Feedback in whole or in part.

6.3 Reservation of Rights. Nothing contained in this Agreement confers or will be construed to confer any rights by implication, estoppel or otherwise, under any Intellectual Property Rights, other than the rights expressly granted in this Agreement. All rights not expressly granted by a Party under this Agreement are hereby reserved.

7. DISTRIBUTION. [***] the Parties will negotiate in good faith a distribution agreement, under which agreement SoftBank will have the exclusive right to sell, resell, lease and/or deal with the Systems incorporating such System Improvements (i) in Japan, and (ii) to any SoftBank Group Companies (as defined and/or listed in the distribution agreement) regardless of their locations. During the Negotiation Period the Parties shall negotiate exclusively with one another the terms of such distribution agreement in good faith, including the duration and minimum order volumes. The distribution agreement shall contain indemnity obligations by each Party that are consistent with the indemnity obligations in Section 12 of the Customer Agreement. If a definitive distribution agreement is not executed by the Parties, Berkshire Grey may commercialize Systems incorporating such System Improvements in Japan and with any SoftBank Group Companies.

8. CONFIDENTIALITY.

8.1 Non-Disclosure Agreement. The Parties acknowledge and agree that any disclosures of confidential or proprietary information under this agreement by either Party will be governed by and subject to the terms and conditions of the Non-Disclosure Agreement dated October 15, 2018 (attached hereto as Exhibit B) between the Parties (“NDA”), which is hereby incorporated into this Agreement by reference, with the following amendments thereto being applied to the NDA as incorporated herein: (a) references in the NDA to “SoftBank Robotics Corp.” are hereby changed to “SoftBank”, (b) the “Purpose” will be the exercise of rights and performance of obligations under this Agreement, (c) the non-solicit restrictions in Section 5 of the NDA is deleted (as non-solicit restrictions are governed by Section 13.2 of this Agreement), (d) the term set forth in Section 6 of the NDA is deleted and the confidentiality and non-use obligations of Section 2 of the NDA will last in perpetuity (subject to the exceptions set forth in the definition of “Confidential Information” in Section 1 of the NDA), and (e) the dispute resolution in Section 11(d) of the NDA is deleted (as disputes will be governed by Section 13.5 of this Agreement).

8.2 The terms and conditions of the NDA as amended by this Section 8 will govern any and all disclosures made by either Party to the other with respect to the subject matter of this Agreement, including disclosures made under the original version of the NDA, whether made prior to or after the Effective Date of this Agreement. Except as expressly amended above, all other terms and conditions of the NDA remain in full force and effect. In the event of a conflict between the terms and conditions of the NDA and this Agreement, the terms and conditions of this Agreement will control. All references to “Confidential Information” in this Agreement will include any information that qualifies as “Confidential Information” under the NDA.

8.3 As used herein, “Confidential Information” means, subject to the exceptions set forth in the following sentence, any information or data, regardless of whether it is in tangible form, disclosed by either Party (the “Disclosing Party”) that the Disclosing Party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within thirty (30) days of disclosure to the other Party (the “Receiving Party”); provided, however, that a Disclosing Party’s business plans, strategies, technology, research and development, current and prospective customers, billing records, and products or services will be deemed Confidential Information of the Disclosing Party even if not so marked or identified.

8.4 Information will not be deemed “Confidential Information” if the Receiving Party can show such information: (a) is known to the Receiving Party prior to receipt from the Disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (b) becomes known (independently of disclosure by the Disclosing Party) to the Receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; or (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the Receiving Party.

8.5 Each Party acknowledges that the Confidential Information constitutes valuable trade secrets and proprietary information of a Party, and each Party agrees that it will use the Confidential Information of the other Party solely in accordance with the provisions of this Agreement and it will not disclose, or permit to be disclosed, the same directly or indirectly, to any third party without the other Party’s prior written consent, except as otherwise permitted hereunder. Each Party will use at least reasonable measures to protect the confidentiality, misuse, and value of the other Party’s Confidential Information.

8.6 Notwithstanding any provision of this Agreement, either Party may disclose the terms of this Agreement, in whole or in part (a) to its employees, officers, directors, professional advisers (e.g., attorneys, auditors, financial advisors, accountants and other professional representatives), existing and prospective investors or acquirers contemplating a potential investment in or acquisition of a Party, sources of debt financing, acquirers and/or subcontractors who have a need to know and are legally bound to keep such Confidential Information confidential by confidentiality obligations or, in the case of professional advisors, are bound by ethical duties to keep such Confidential Information confidential consistent with the terms of this Agreement; and (b) as reasonably deemed by a Party to be required by law (in which case the Receiving Party must provide the Disclosing Party with prior written notification thereof, sufficient for the Disclosing Party to contest such disclosure, and the Receiving Party must use reasonable efforts to minimize such disclosure to the extent permitted by applicable law).

8.7 In the event of actual or threatened breach of the provisions of this Section, the non-breaching Party will be entitled to seek immediate injunctive and other equitable relief, without waiving any other rights or remedies available to it. Each Party will promptly notify the other in writing if it becomes aware of any violations of the confidentiality obligations set forth in this Agreement.

8.8 Notwithstanding anything to the contrary herein, the Receiving Party may disclose the Disclosing Party’s Confidential Information as required by judicial process or otherwise by law; provided that, prior to such disclosure, the Receiving Party will: (a) promptly notify the Disclosing Party of any actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (b) cooperate with the Disclosing Party’s reasonable, lawful efforts to resist, limit or delay disclosure.

8.9 Upon the termination of this Agreement, each Receiving Party agrees to promptly return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party that is in the possession of the Receiving Party and to certify the return or destruction of all such Confidential Information and embodiments thereof.

8.10 Publicity; Press Releases. Each Party will submit to the other Party all press releases and other publicity materials or public disclosures relating to this Agreement, including with respect to the acceleration of the development of Systems Improvements developed by Berkshire Grey hereunder, and not publish or use such press releases, disclosures or publicity materials without the other Party’s consent. Except with respect to any mutually agreeable press releases, disclosures or publicity materials, the existence of this Agreement and the terms and conditions of this Agreement are Confidential Information and the Parties will keep such confidential pursuant to this Section 8.

9. INDEMNIFICATION. Each Party’s indemnification obligations with respect to Systems incorporating System Improvements is set forth in Section 12 of the Customer Agreement. For the avoidance of doubt (a) hardware improvements included in System Improvements will be deemed “Equipment” under the Customer Agreement and (b) software improvements included in System Improvements will be deemed “Licensed Software” under the Customer Agreement.

10. LIMITATION OF LIABILITY.

10.1 EXCEPT FOR ANY LIABILITY UNDER SECTION 8 HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTION, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION, EVEN IF BERKSHIRE GREY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION UPON DAMAGES AND CLAIMS IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE. EXCEPT FOR ANY LIABILITY UNDER SECTIONS 8 AND 9 HEREOF, THE LIABILITY OF EITHER PARTY FOR ALL CLAIMS ARISING FROM OR RELATING TO AN SOW UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT OR STRICT LIABILITY, WILL NOT EXCEED THE TOTAL AMOUNT OF ALL FEES THEN-PAID OR PAYABLE TO BERKSHIRE GREY BY SOFTBANK UNDER THE SOW TO WHICH THE CLAIM RELATES. THIS LIMITATION OF LIABILITY IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE.

10.2 Essential Basis. The disclaimers, exclusions and limitations of liability set forth in this Agreement form an essential basis of the bargain between the Parties, and, absent any of such disclaimers, exclusions or limitations of liability, the provisions of this Agreement, including, without limitation, the economic terms, would be substantially different.

11. WARRANTIES AND DISCLAIMER.

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) it is an entity organized and existing under the laws of its jurisdiction of organization with full power and authority to enter into and perform this Agreement;

(b) this Agreement has been duly authorized by all necessary corporate action and constitutes the binding obligation of such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy laws or other laws affecting the rights of creditors generally;

(c) the person(s) executing this Agreement on its behalf has actual authority to bind it to this Agreement; and

(d) its execution and performance of this Agreement does not and will not violate or conflict with any provision of its governing corporate instruments or of any commitment, agreement or understanding that it has or will have to or with any person or entity.

11.2 By Berkshire Grey. Berkshire Grey represents and warrants to SoftBank that the development work performed by Berkshire Grey under this Agreement (a) will be performed in a professional and workmanlike manner and (b) will not violate any Intellectual Property Rights including, but not limited to any patents issued. SoftBank’s sole remedy and Berkshire Grey’s sole liability for breach of the representation and warranty in Section 11.2(b) is the indemnification in Section 9.1.

11.3 DISCLAIMER. THE SYSTEM IMPROVEMENTS ARE EXPERIMENTAL IN NATURE AND ARE PROVIDED “AS IS”. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY (OR ITS LICENSORS) MAKES ANY WARRANTIES TO THE OTHER PARTY, OR TO ANY OTHER PERSON OR ENTITY, WITH RESPECT TO ANY PRODUCTS OR ANY SERVICES PROVIDED HEREUNDER AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, QUIET ENJOYMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

12. TERM AND TERMINATION.

12.1 Term. The term of this Agreement will begin on the Effective Date and, unless earlier terminated pursuant to Section 12.2, will continue in full force and effect for two (2) years after the Effective Date. After the initial two (2) year period, this Agreement will automatically renew for successive one (1) year periods, unless either Party provides written notice to the other Party of non-renewal at least ninety (90) days prior to the end of the initial period or any renewal period. If Berkshire Grey is unable to complete any material part of the development work for which it is responsible under the applicable SOW by the deadline set forth therein solely as a result of either a “force majeure” (as described in Section 13.6) or SoftBank’s failure to fulfill its responsibilities under the SOW (or both), Berkshire Grey will not be deemed to be in breach of the Agreement for failure to meet such deadline and the timeline for completion, as well as the expiration date of this Agreement, if necessary, will be extended by a period of time equal to the period of time Berkshire Grey was delayed in completing such work.

12.2 Termination. Without prejudicing any remedies available under this Agreement or at law or in equity, a Party may terminate this Agreement:

(a) upon sixty (60) days’ notice if the other Party should materially breach a material provision of this Agreement, unless the breach is cured within the notice period or, if the breach does not relate to payment and cannot reasonably be so cured, diligent efforts to effect such cure are commenced during that period and are continued until the cure is completed, which will be within a reasonable time; or

(b) if the other Party will file any petition under Chapters 7, 10, or 11 of Title 11 of the United States Bankruptcy Code, or the equivalent thereof in any country, or will file a voluntary petition in bankruptcy court, or is adjudicated bankrupt or insolvent, or if any receiver will be appointed for its business or property, or if any trustee in bankruptcy or insolvency will be appointed under the laws of the United States government or of any of the several states or of the government of any country; or

(c) as permitted under Section 2.3(b).

12.3 Survival. Sections 1 (Definitions), 5.1 (Fees), 6 (Ownership of IP), 8 (Confidentiality), 9 (Indemnity) 10 (Limitation of Liability), 11.3 (Disclaimer), 12.3 (Survival), and 13 (Miscellaneous) will survive the expiration or termination of this Agreement.

13. MISCELLANEOUS.

13.1 Relationship of the Parties. SoftBank and Berkshire Grey acknowledge and agree that the relationship arising from this Agreement does not constitute or create any joint venture, partnership, employment relationship or franchise between them, and the Parties are acting as independent contractors in making and performing this Agreement.

13.2 Non-Solicitation of Employees. Neither Party will and neither Party will cause its agents, contractors or representatives to, during the term of this Agreement and for [***], solicit for hire as an employee, consultant or otherwise any of the other Party’s personnel who have had direct involvement with any Products, without such other Party’s prior express written consent.

13.3 Assignment. Neither Party will have any right or ability to assign or transfer to a third party any obligations or benefit under this Agreement, either in whole or in part, whether voluntarily or by operation of law, without the written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed (and any unauthorized purported assignment will be void); provided, however, that either Party (a) may assign and transfer this Agreement and its rights and obligations hereunder to any third party who succeeds to substantially all its business or assets, including by means of a Change in Control transaction, and (b) may assign or transfer any rights to receive payments hereunder, without the consent of the other Party. Any permitted assignment or transfer is conditioned on (x) the assignee, transferee or successor-in-interest, as applicable, agreeing in writing to be bound by all of the assigning or transferring Party’s obligations and restrictions of this Agreement, and (y) the Customer Agreement being validly assigned to the same such assignee, transferee or successor-in-interest as this Agreement (unless otherwise authorized in writing by the other Party).

13.4 Notices. All notices required by or relating to this Agreement will be in writing and will be sent by means of certified mail, postage prepaid. All notices required by or relating to this Agreement may also be communicated by facsimile, provided that the sender receives and retains confirmation of successful transmittal to the recipient. Such notices will be effective on the date indicated in such confirmation. In the event that either Party delivers any notice hereunder by means of facsimile transmission in accordance with the preceding sentence, such Party will promptly thereafter send a duplicate of such notice in writing by means of certified mail, postage prepaid, to the receiving Party, addressed as set forth above or to such other address as the receiving Party may have previously substituted by written notice to the sender. Notice hereunder will be directed to the following addresses or addressed to such other address as that Party may have given by written notice in accordance with this provision:

If to Berkshire Grey, to:		If to SoftBank, to:
10 Maguire Road		Shiodome-sumitomo Building
Building 4, Suite 190		1-9-2 Higashi-shimbashi
Lexington, MA 02421		Minato-ku,Tokyo JAPAN
Attn:	Jay Link,	Attn:	Kenichi Yoshida
	VP of Global Sales		Chief Business Officer

13.5 Applicable Law. This Agreement and the rights and obligations of the Parties hereunder will be construed in accordance with, and will be governed by, the laws of the State of California, without giving effect to its rules regarding conflict of laws. SoftBank expressly agrees with Berkshire Grey that this Agreement will not be governed by the U.N. Convention on Contracts for the International Sale of Goods. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The seat of the arbitration shall be the State of California. The tribunal shall consist of three (3) arbitrators. The language of the arbitration shall be English.

13.6 Force majeure. Berkshire Grey will be excused from performance of its obligations under this Agreement if such a failure to perform results from compliance with any requirement of applicable law, acts of god, fire, strike, embargo, terrorist attack, war, insurrection or riot or other causes beyond the reasonable control of Berkshire Grey. Any delay resulting from any of such causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable under the circumstances.

13.7 No Third Party Beneficiaries. The Parties acknowledge that the covenants set forth in this Agreement are intended solely for the benefit of the Parties, their successors and permitted assigns. Nothing herein, whether express or implied, will confer upon any person or entity, other than the Parties, their successors and permitted assigns, any legal or equitable right whatsoever to enforce any provision of this Agreement.

13.8 Waiver. No waiver under this Agreement will be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described therein and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Any delay or forbearance by either Party in exercising any right hereunder will not be deemed a waiver of that right.

13.9 Amendment. No amendment to this Agreement or the SOW will be valid unless such amendment is made in writing and is signed by the authorized representatives of the Parties.

13.10 Severability. If any provision of this Agreement is invalid or unenforceable for any reason in any jurisdiction, such provision will be construed to have been adjusted to the minimum extent necessary to cure such invalidity or unenforceability. The invalidity or unenforceability of one or more of the provisions contained in this Agreement will not have the effect of rendering any such provision invalid or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provisions of this Agreement invalid or unenforceable whatsoever.

13.11 Construction. As used in this Agreement, all terms used in the singular will be deemed to include the plural, and vice versa, as the context may require. The words “hereof”, “herein”, and “hereunder” refer to this Agreement as a whole, including the attached exhibits, as the same may from time to time be amended or supplemented, and not to any subdivision in this Agreement. When used in this Agreement, “including” means “including, without limitation” and “discretion” means sole discretion. Unless otherwise expressly stated, when a Party’s approval or consent is required under this Agreement, such Party may grant or withhold its approval or consent in its discretion. References to “Section” or “Exhibit” will be to the applicable section or exhibit of this Agreement. Descriptive headings are inserted for convenience only and will not be utilized in interpreting the Agreement. This Agreement has been negotiated by the Parties and reviewed by their respective counsel and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one Agreement.

13.13 Entire Agreement. This Agreement (together with the SOW) sets forth the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and, except as specifically provided herein, supersedes and merges all prior oral and written agreements, discussions and understandings between the Parties with respect to the subject matter hereof, and neither of the Parties will be bound by any conditions, inducements or representations other than as expressly provided for herein.

[Remainder of Page Blank; Signature Page Follows]

In Witness Whereof, the Parties have caused this Agreement to be executed and delivered as of the Effective Date.

SOFTBANK ROBOTICS CORP.		BERKSHIRE GREY, INC.

By:	Kenichi Yoshida	By:	Tom Wagner
Name:	Kenichi Yoshida	Name:	Tom Wagner
Title:	Chief Business Officer	Title:	CEO

Exhibit A

Statement of Work

Exhibit B

Non-Disclosure Agreement Dated _________